EXHIBIT 99.1

PACIFIC MAGTRON INTERNATIONAL CORP. ANNOUNCES THAT IT HAS SOLD SUBSTANTIALLY ALL OF THE INTANGIBLE ASSETS OF ITS FRONTLINE NETWORK CONSULTING, INC. SUBSIDIARY

MILPITAS, Calif. - (BUSINESS WIRE) - June 6, 2003 - Pacific Magtron International Corp. announced today that the Company has entered into an agreement to sell substantially all of the intangible assets of its Frontline Network Consulting, Inc. subsidiary.

On May 31, 2003, Pacific Magtron entered into an asset purchase agreement to sell substantially all of the intangible assets of the Company's subsidiary, Frontline Network Consulting, Inc. to Sable Computer, Inc., d.b.a. KIS Computer Center. The Company received $3,000 on the closing date and will receive four additional equal payments of $3,000 on June 30, July 31, August 31 and September 30, 2003 pursuant to an unsecured promissory note executed by Sable.

Ted Li, President and CEO of Pacific Magtron International Corp., said, "I'm very happy to see FrontLine's philosophy of providing the best quality service to its customers is extended and enhanced by KIS Computer Center. This move is part of the Company's continued efforts to cut cost and re-focus on its core business to bring value back in to the Company for our Stockholders."

"We are excited about the acquisition of Frontline and feel their customers will benefit from the potential to an offering of a broader range of technology solutions through KIS," stated Sean Canevaro, CEO of Sable Computer, Inc., d.b.a. KIS Computer Center. "The purchase of Frontline is consistent with KIS's strategy of acquiring businesses with similar corporate cultures which add new customers, solutions and talent resulting in additional revenue and profitability."

Pacific Magtron International Corp. is an enterprise dedicated to providing total solutions in the computer marketplace, including supplying multimedia hardware; developing advanced solutions and applications for internet users, resellers and service providers; and providing high quality electronic commerce and supply chain solutions. For more information visit our website at www.pacificmagtron.com.

KIS Computer Center was founded in 1988. It has built an excellent reputation as one of the leading independent technology solution providers in Northern California. KIS Computer Center provides technology consulting services and a wide range of technology solutions, including high-speed network infrastructure design and monitoring, security services, wireless solutions, telephony, server/desktop engineering, outsourcing and IT administration, remote help desk, software integration, e-business solutions, among others. For more information visit its website at www.kiscc.com

Contact Information:
Maven Strategic Partners
Ed Bailey, 801/502-6000 (Investor Relations)
E-mail: ir@pacmag.com